Exhibit 10.19

THIRD AMENDMENT AND CONSENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT AND CONSENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 13, 2006, is entered into by and among the Lenders signatory hereto, WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as Agent for the Lenders and Bank Product Providers (in such capacity, “Agent”), and SUMTOTAL SYSTEMS, INC., a Delaware corporation (“Borrower”). Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement defined below.

RECITALS

A. The Lenders, Agent and Borrower have previously entered into that certain Credit Agreement dated as of October 4, 2005, as amended as of October 21, 2005 and as of August 11, 2006 (as so amended, and as further amended, modified and supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.

B. The Borrower has informed Agent that is desires to acquire all of the stock of Mindsolve Technologies, Inc., a Florida corporation doing business as MindSolve Technologies, Inc., a Florida corporation (“MindSolve”) pursuant to a forward triangular merger wherein (i) Seal Acquisition Corporation, a Florida corporation (“Merger Sub”) and a newly-formed, wholly-owned Subsidiary of Borrower, will be merged with and into MindSolve with MindSolve being the surviving entity as a wholly-owned Subsidiary of Borrower and (ii) MindSolve will be merged with and into Borrower with Borrower being the surviving entity (collectively, the “MindSolve Acquisition”). In order to consummate the MindSolve Acquisition, Borrower desires to enter into that certain Agreement and Plan of Merger and Reorganization among MindSolve, Borrower, Merger Sub, Jeffrey Allen Lyons, Charles V. Steadham, Jr. and Daniel D. Boccabella, Jr. (Jeffrey Allen Lyons, Charles V. Steadham, Jr. and Daniel D. Boccabella, Jr. are collectively referred to herein as the “MindSolve Stockholders”) and Mellon Investor Services, LLC, as escrow agent, dated as of November 13, 2006 (the “MindSolve Acquisition Agreement”). In order to finance the MindSolve Acquisition, Borrower intends to issue $3,000,000 worth of Stock (the “Stock Issuance”) and incur deferred payment obligations to the MindSolve Stockholders in an amount not to exceed $3,000,000 (the “MindSolve Deferred Payment Obligations”). As a condition to the consummation of the MindSolve Acquisition, and in the event Borrower is required to assign, and does in fact assign, back to the MindSolve Stockholders United States patent number 5,926,794 upon a default by Borrower with respect to the MindSolve Deferred Payment Obligations, the MindSolve Stockholders will grant a non-exclusive license to Borrower with respect to United States patent number 5,926,794 which shall be effective upon a default under the Seller Debt (the “License”). The MindSolve Acquisition Agreement and all documents, instruments and agreement executed or entered into in connection with the MindSolve Acquisition, the Stock Issuance and the MindSolve Deferred Payment Obligations are collectively referred to herein as the “MindSolve Acquisition Documents.”

C. The Borrower has requested that the Lenders and the Agent agree to certain amendments and consents to the Credit Agreement, and the Lenders and the Agent have agreed to such request, subject to the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Credit Agreement. Subject to and upon the conditions hereof, the Credit Agreement is hereby amended, effective as of the date of satisfaction of the conditions set forth in Section 3, as follows:

(a) The Credit Agreement is hereby amended by adding the following new Section 5.19(c):

(c) Contemporaneously with the Stock Issuance: (i) cause all transactions contemplated by the MindSolve Acquisition Documents to be consummated; (ii) cause the MindSolve Acquisition to become effective; and (iii) furnish to Agent evidence thereof in form and content reasonably satisfactory to Agent, as well as certified (as of the closing date thereof) true and complete copies of the MindSolve Acquisition Documents which shall be in compliance with all applicable laws and all necessary approvals shall have been obtained in connection therewith.

(b) Section 6.1 of the Credit Agreement is hereby amended by deleting the “and” appearing at the end of clause (h), replacing the “.” appearing at the end of clause (i) with a “,”, and adding the following clauses after clause (i):

(j) the MindSolve Deferred Payment Obligations, and

(k) Indebtedness incurred by Borrower in respect of indemnities and other contingent obligations under the MindSolve Acquisition Documents.

(c) Section 6.3(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Except for Permitted Mergers, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(d) Section 6.16 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) Fail to maintain or achieve:

(i) Minimum EBITDA. EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$400,000	For the 3 month period ending December 31, 2005

$1,400,000	For the 6 month period ending March 31, 2006

$2,500,000	For the 9 month period ending June 30, 2006

$5,200,000	For the 12 month period ending September 30, 2006

$4,700,000	For the 12 month period ending December 31, 2006

$7,800,000	For the 12 month period ending March 31, 2007

$9,500,000	For the 12 month period ending June 30, 2007

$11,300,000	For the 12 month period ending September 30, 2007

$12,700,000	For the 12 month period ending December 31, 2007

$13,700,000	For the 12 month period ending March 31, 2008

$14,000,000	For the 12 month period ending on the last day of each quarter thereafter

2.

(ii) Leverage Ratio. A Leverage Ratio, when measured as of the date set forth below, not to exceed the ratio set forth in the following table, measured as of the last day of applicable period ending on the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Period
12.90:1.00	December 31, 2005

6.87:1.00	March 31, 2006

5.74:1.00	June 30, 2006

3.46:1.00	September 30, 2006

2.55:1.00	December 31, 2006

1.40:1.00	March 31, 2007

1.05:1.00	June 30, 2007

1.00:1.00	September 30, 2007 and the last day of each quarter thereafter

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(b) Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Capital Expenditures	Fiscal Year
$3,500,000	Fiscal Year 2005

$4,300,000	Fiscal Year 2006

$6,000,000	Fiscal Year 2007

$6,700,000	Fiscal Year 2008

$7,500,000	Fiscal Year 2009

Notwithstanding the foregoing provisions of this Section 6.16, provided that no Triggering Event Date has occurred after the Closing Date and on or prior to the last day of any Applicable Period set forth above, the foregoing financial covenants shall not be in effect hereunder.

(e) The definition of “Permitted Disposition” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” appearing immediately before clause (h) and adding the following immediately after clause (h):

and (i) an assignment by Borrower of the Drag and Drop Patent (as defined in the MindSolve Acquisition Agreement) under the circumstances contemplated by Section 6.12 of the MindSolve Acquisition Agreement.

(f) The definition of “Permitted Investment” in Schedule 1.1 to the Credit Agreement is hereby amended by adding “, Merger Sub and MindSolve” after “Restricted Subsidiary” in clause (f).

(g) The definition of “Permitted Liens” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the word “and” appearing immediately before clause (k) and adding the following immediately after clause (k):

and (l) the obligation of Borrower to assign the Drag and Drop Patent (as defined in the MindSolve Acquisition Agreement) under the circumstances contemplated by Section 6.12 of the MindSolve Acquisition Agreement.

(h) The following definitions are hereby added to Schedule 1.1 to the Credit Agreement in their appropriate alphabetical order:

(i) “Merger Sub” means Seal Acquisition Corporation, a Florida corporation.

(ii) “MindSolve” means Mindsolve Technologies, Inc., a Florida corporation doing business as MindSolve Technologies, Inc.

(iii) “MindSolve Acquisition” means the forward triangular merger wherein (i) Merger Sub will be merged with and into MindSolve with MindSolve being the surviving

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entity as a wholly-owned Subsidiary of Borrower and (ii) MindSolve will be merged with and into Borrower with Borrower being the surviving entity.

(iv) “MindSolve Acquisition Agreement” means that certain Agreement and Plan of Merger and Reorganization among MindSolve, Merger Sub, Mellon Investor Services, LLC, as escrow agent, and the MindSolve Stockholders dated as of November 13, 2006.

(v) “MindSolve Acquisition Documents” means the MindSolve Acquisition Agreement and all documents, instruments and agreement executed or entered into in connection with the MindSolve Acquisition.

(vi) “MindSolve Deferred Payment Obligations” means unsecured (except as otherwise contemplated pursuant to Section 6.12 of the MindSolve Acquisition Agreement) Indebtedness consisting of deferred payment obligations owing to the MindSolve Stockholders under Sections 2.6(b)(ii) and 2.6(b)(iii) of the MindSolve Acquisition Agreement in an amount not to exceed $3,000,000 and subordinated to the Obligations pursuant to the terms of the MindSolve Subordination Agreement.

(vii) “MindSolve Stockholders” means Jeffrey Allen Lyons, Charles V. Steadham, Jr. and Daniel D. Boccabella, Jr.

(viii) “MindSolve Subordination Agreement” means that certain Subordination Agreement in form and substance satisfactory to Agent, among Agent, the MindSolve Stockholders and consented to by Borrower.

(ix) “Permitted Merger” means the MindSolve Acquisition.

(x) “Stock Issuance” means the offering of up to $3,000,000 worth of Stock of Borrower in anticipation of completing the MindSolve Acquisition.

(i) Schedules P-1, 4.5, 4.7(b), 4.8(b), 4.8(c), 4.10, 4.13(a), 4.15, 4.17, 4.19 and 4.20 to the Credit Agreement are hereby amended to read in their entirety as set forth on Schedules 1 – 11, respectively, to this Amendment.

2. Consents to Credit Agreement. Subject to and upon the conditions hereof and effective as of the date of satisfaction of the conditions set forth in Section 3, the Agent and the Lenders hereby consent to Borrower’s non-compliance with Section 2.4(c)(ii)(D) of the Credit Agreement solely as a result of Stock Issuance and the incurrence of the MindSolve Deferred Payment Obligations.

3. Effectiveness of this Amendment. Agent must have received the following items, in form and content acceptable to Agent, before this Amendment is effective:

(a) Amendment; Acknowledgments and Releases. This Amendment, the attached Acknowledgment and Release by Guarantors and the attached Acknowledgment and Release by Subordinating Creditors, each duly executed in a sufficient number of counterparts for distribution to all parties.

(b) Fee Letter. A fee letter duly executed by Borrower, in form and substance satisfactory to Agent.

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(c) Representations and Warranties Certificate. Agent shall have received a representations and warranties certificate duly executed by MindSolve, in form and substance satisfactory to Agent.

(d) Schedules to Credit Agreement and Security Agreement. Agent shall have received updated schedules to the Credit Agreement and Security Agreement (collectively, the “Updated Schedules”) reflecting the consummation of the MindSolve Acquisition.

(e) Amendments to Patent Security Agreement and Trademark Security Agreement. Agent shall have received amendments to each of the Patent Security Agreement and the Trademark Security Agreement regarding the Intellectual Property acquired pursuant to the MindSolve Acquisition, duly executed by Borrower.

(f) Subordination Agreement. The MindSolve Stockholders and Agent shall have entered into a subordination agreement, in form and substance satisfactory to Agent, and consented to by Borrower.

(g) Representations and Warranties; No Default. (i) The representations and warranties set forth herein and in the Credit Agreement must be true and correct in all material respects on and as of the date hereof (after giving effect to the information supplied in the Updated Schedules), as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date); and (ii) no event shall have occurred and be continuing that constitutes a Default or an Event of Default.

(h) Borrower Certificate. Agent shall have received a certificate from the Secretary of Borrower (i) attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Amendment, the other Loan Documents to be executed and delivered by Borrower in connection with this Amendment and the MindSolve Acquisition Documents to which Borrower is a party, (ii) authorizing specific officers of Borrower to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of Borrower, and (iv) attesting that after giving effect to the consents described in Section 2 hereof no event shall have occurred and be continuing that constitutes a Default or an Event of Default.

(i) Material Contracts. (i) Agent shall have received copies of each Material Contract, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof (or, to the extent such Material Contract was previously delivered by Borrower to Agent, certifying that such Material Contract has not been amended since the date of delivery to Agent), and the results of Agent’s and its counsel’s review thereof, and of Borrower’s corporate structure upon consummation of the MindSolve Acquisition, shall be satisfactory to Agent in its sole discretion.

(j) Waiting Periods. All applicable waiting periods with respect to consummation of the MindSolve Acquisition shall have expired and Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority or other Person in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents, the MindSolve Acquisition Documents and with the consummation of the transactions contemplated thereby.

(k) Legal Barriers to Consummation. In the reasonable opinion of Agent, (i) no law or regulation restrains, prevents or imposes material adverse conditions upon any aspect of the MindSolve Acquisition and (ii) no claim, action, suit, investigation, litigation or proceeding is pending or threatened

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in any court or before any Governmental Authority which relates to the transactions contemplated hereby or by the MindSolve Acquisition Documents or which may have a material adverse effect on the MindSolve Acquisition or the ability of Borrower to perform the terms of the Loan Documents.

(l) Consummation of MindSolve Acquisition. Simultaneously with the Stock Issuance, the parties to the MindSolve Acquisition Documents shall have consummated all transactions contemplated thereby, including the incurrence of the Seller Debt and the Stock Issuance, and furnished to Agent evidence thereof in form and substance satisfactory to Agent in its sole discretion.

(m) Other. All other documents (excluding those items listed in Section 4) and legal matters in connection with the transactions contemplated by this Amendment and the MindSolve Acquisition or requested by Agent shall have been delivered, executed or recorded and shall be in form and substance satisfactory to Agent in its sole discretion.

4. Additional Agreements. The Borrower agrees that it shall be an immediate Event of Default under the Credit Agreement if:

(a) on or prior to the date that is 45 days after the Effective Date, Borrower fails to deliver Collateral Access Agreements for each of Borrower’s locations at (i) 203 S.W. 3rd Avenue, Gainesville, Florida 32601 and (ii) 301 S.W. 5th Street, Gainesville, Florida 32601, each duly executed by Agent and the owner thereof;

(b) on or prior to the date that is 45 days after the Effective Date, Borrower fails to close all of MindSolve’s Deposit Account and direct all account debtors to make payments to Borrower’s other Deposit Accounts; and

(c) at anytime after the Effective Date, there exists a balance in MindSolve’s Deposit Accounts in excess of $100,000 for two (2) consecutive Business Days

5. Representations and Warranties. Borrower represents and warrants as follows:

(a) Authority. The Borrower and each Subsidiary has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.

(b) Enforceability. This Amendment has been duly executed and delivered by Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally), and is in full force and effect.

(c) Representations and Warranties. After giving effect to any information supplied in the Updated Schedules, the representations and warranties of Borrower and its Subsidiaries contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) that are qualified by materiality are true, accurate and complete as though made on and as of the date hereof, and that are not qualified by materiality are true, accurate and complete in all material respects as though made on and as of the date hereof.

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(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e) Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Amendment, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(f) No Default. After giving effect to the consents described in Section 2 hereof, no event has occurred and is continuing that constitutes a Default or an Event of Default.

6. MindSolve Transactions. The Parties hereby agree that references in the Credit Agreement and any other Loan Document to (a) “Acquisition Documents” shall include the MindSolve Acquisition Documents, (b) “Acquisition” shall include the MindSolve Acquisition, and (c) “Acquisition Agreement” shall include the MindSolve Acquisition Agreement; provided, however, that the foregoing shall not apply to Sections 4.21(a)(v), 5.19(a) and 6.14(a)(i) of the Credit Agreement.

7. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other similar method of electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

9. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically amended or modified above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender Group under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

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(d) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

10. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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9.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

SUMTOTAL SYSTEMS, INC., a Delaware corporation

By:	/s/ Donald E. Fowler
Name:	Donald E. Fowler
Title:	Chief Executive Officer

[Signature Page to Third Amendment and Consent]

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WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and a Lender

By:	/s/ Thomas Forbath
Name:	Thomas Forbath
Title:	Vice President

[Signature Page to Third Amendment and Consent]

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